     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                           MERRILL LYNCH & CO., INC.

               (Exact name of registrant as specified in charter)

                         DELAWARE                                                    13-2740599
                 (State of Incorporation)                              (I.R.S. employer identification number)

                           --------------------------

                             WORLD FINANCIAL CENTER
                                  NORTH TOWER
                         NEW YORK, NEW YORK 10281-1334
                                 (212) 449-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             MARK B. GOLDFUS, ESQ.
                           ASSOCIATE GENERAL COUNSEL
                           MERRILL LYNCH & CO., INC.
                             WORLD FINANCIAL CENTER
                                  NORTH TOWER
                         NEW YORK, NEW YORK 10281-1334
                                 (212) 449-2827
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                            NORMAN D. SLONAKER, ESQ.
                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                            NEW YORK, NEW YORK 10048

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM        PROPOSED           AMOUNT OF
            TITLE OF EACH CLASS                 AMOUNT TO BE         AGGREGATE       MAXIMUM AGGREGATE      REGISTRATION
      OF SECURITIES TO BE REGISTERED             REGISTERED        PRICE PER UNIT      OFFERING PRICE          FEE(2)
Common Stock, par value $1.33 1/3 per share
  (including Preferred Purchase Rights) (1)   9,500,000 Shares        $103.188          $986,281,250          $289,183

(1) Prior to the occurrence of certain events, the Preferred Purchase Rights will not be evidenced separately from the Common Stock; value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

(2) Calculated in accordance with Rule 457(c) based on the average of the high and low prices of the common stock reported in the consolidated reporting system on July 15, 1998.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION
PROSPECTUS         PRELIMINARY PROSPECTUS DATED JULY 16, 1998

                                     [LOGO]

                                 MERRILL LYNCH

                                9,500,000 SHARES

                           MERRILL LYNCH & CO., INC.

                                  COMMON STOCK

    This Prospectus relates to up to 9,500,000 shares of Common Stock, par value $1.33 1/3 per share ("ML&Co. Common Stock"), of Merrill Lynch & Co., Inc. (the "Company") to be delivered in connection with the exchangeable shares (the "Exchangeable Shares") of its subsidiary Merrill Lynch & Co., Canada Ltd. ("ML Exchangeco"), a corporation originally incorporated under the Canada Business Corporations Act and continued under the Business Corporations Act (Ontario), which Exchangeable Shares are to be issued in connection with the acquisition of Midland Walwyn Inc. ("Midland Walwyn"). Pursuant to the terms of the Exchangeable Shares, the redemption price of such shares may be satisfied in whole or in part by the delivery of shares of ML&Co. Common Stock.

    The outstanding shares of ML&Co. Common Stock are, and the shares offered hereby will be, listed and principally traded on the New York Stock Exchange ("NYSE") under the symbol "MER". On July 15, 1998, the closing price of ML&Co. Common Stock as reported on the NYSE was $103 13/16 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is July   , 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy and information statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, the American Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 26, 1997, Quarterly Report on Form 10-Q for the period ended March 27, 1998, and Current Reports on Form 8-K dated January 20, 1998, January 30, 1998, February 4, 1998, February 12, 1998, February 23, 1998, March 19, 1998, April 13, 1998,
April 29, 1998, May 19, 1998, June 2, 1998, June 3, 1998, June 15, 1998, June
24, 1998, June 26, 1998, July 2, 1998, July 14, 1998 and July 15, 1998 filed pursuant to Section 13 of the Exchange Act, are hereby incorporated by reference into this Prospectus.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the ML&Co. Common Stock, or subsequent to the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY (WITHOUT EXHIBITS OTHER THAN EXHIBITS SPECIFICALLY INCORPORATED BY REFERENCE) OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO LAWRENCE M. EGAN, JR., CORPORATE SECRETARY'S OFFICE, MERRILL LYNCH & CO., INC., 100 CHURCH STREET, 12TH FLOOR, NEW YORK, NEW YORK 10080-6512; TELEPHONE NUMBER (212) 602-8435.

                           MERRILL LYNCH & CO., INC.

    Merrill Lynch & Co., Inc. is a holding company that, through its subsidiaries and affiliates, provides investment, financing, advisory, insurance, and related services on a global basis. Its principal subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), one of the largest securities firms in the world, is a leading broker in securities, options contracts, and commodity and financial futures contracts; a leading dealer in options and in corporate and municipal securities; a leading investment banking firm that provides advice to, and raises capital for, its clients; an underwriter of selected insurance products and a distributor of investment products of the Merrill Lynch Asset Management group. Other subsidiaries provide financial services on a global basis similar to those of MLPF&S and are engaged in such other activities as international banking, lending, and providing other investment and financing services. Merrill Lynch International Incorporated, through subsidiaries and affiliates, provides investment, financing, and related services outside the United States and Canada. The Company's asset management and investment management activities are conducted through the Merrill Lynch Asset Management group and Merrill Lynch Mercury Asset Management, which together constitute one of the largest asset management organizations in the world. Merrill Lynch Government Securities Inc. is a primary dealer in obligations issued or guaranteed by the U.S. Government and its agencies and its government-sponsored entities. Merrill Lynch Capital Services, Inc., Merrill Lynch Derivative Products AG, and Merrill Lynch International are the Company's primary derivative product dealers and enter into interest rate, currency, and other over-the-counter derivative transactions as intermediaries and as principals. The Company's operations in insurance services consist of the underwriting and sale of life insurance and annuity products. Banking, trust, and mortgage lending operations conducted through subsidiaries of the Company include issuing certificates of deposit, offering money market deposit accounts, making and purchasing secured loans, providing currency exchange facilities and other related services, and furnishing trust, employee benefit, and custodial services.

    The principal executive office of the Company is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; its telephone number is (212) 449-1000.

                                USE OF PROCEEDS

    Because the ML&Co. Common Stock will be issued upon exchange of the Exchangeable Shares, the Company and its consolidated subsidiaries will receive no net cash proceeds upon such issuance.

                       MARKET PRICES AND DIVIDEND POLICY

    The ML&Co. Common Stock is listed and principally traded on the NYSE under the symbol "MER". The ML&Co. Common Stock is also listed on certain other United States and foreign stock exchanges. There were approximately 18,700 registered stockholders as of July 15, 1998. The table below sets forth the high and low sales prices of the ML&Co. Common Stock as reported for NYSE Composite Transactions and the quarterly cash dividends declared per share of ML&Co. Common Stock during the periods indicated. The ML&Co. Common Stock prices and dividends reflect the retroactive effect of a two-for-one stock split, effected in the form of a 100% stock dividend, paid on May 30, 1997.

                                                                                      PRICE RANGE          CASH
                                                                                -----------------------    DIVIDENDS
                                                                                   LOW          HIGH       DECLARED
                                                                                ----------    ---------    -----
1996
  First Quarter..............................................................   $24 11/16     $31 1/4      $.130
  Second Quarter.............................................................    28 1/8        34 1/16     .150
  Third Quarter..............................................................    27 1/8        33 3/8      .150
  Fourth Quarter.............................................................    32 9/16       42 9/16     .150
1997
  First Quarter..............................................................   $39 1/4       $52          $.150
  Second Quarter.............................................................    42 1/16       63 7/8      .200
  Third Quarter..............................................................    59 1/16       75 1/8      .200
  Fourth Quarter.............................................................    61 1/4        78 3/16     .200
1998
  First Quarter..............................................................   $60 7/16      $87 1/4      $.200
  Second Quarter.............................................................    82 1/4       100          .240
  Third Quarter (through July 15, 1998)......................................    93 1/8       109 1/8

    See the cover page for the closing price for the ML&Co. Common Stock on the NYSE on July 15, 1998.

    It is the present intention of the Company's Board of Directors to continue to pay regular quarterly cash dividends; however, the declaration and payment of future dividends will be determined by the Board of Directors in its sole discretion and will depend upon the earnings, financial condition and capital needs of the Company and other factors which the Board of Directors deems relevant.

                            THE EXCHANGEABLE SHARES

    The rights of holders of the Exchangeable Shares, including exchange rights, will be substantially as set forth in the terms of the draft Plan of Arrangement involving Midland Walwyn and the Company ("Plan of Arrangement"), which was filed with the Ontario Court of Justice pursuant to the Canada Business Corporations Act, R.S.C. 1985, c. C-44, s192 on July 13, 1998.

                       DESCRIPTION OF ML&CO. COMMON STOCK

    The following description sets forth the general terms of ML&Co. Common Stock and of the Rights attached thereto. The descriptions set forth below does not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Restated Certificate of Incorporation and of the Amended and Restated Rights Agreement, each of which is filed as an exhibit to the Registration Statement.

GENERAL

    The authorized capital stock of ML&Co. consists of 1,000,000,000 shares of ML&Co. Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share, issuable in series ("Preferred Stock"). As of May 1, 1998, there were 345,991,939 shares of ML&Co. Common Stock outstanding. The ML&Co. Common Stock is traded on the NYSE under the symbol "MER" and also on the Chicago Stock Exchange, the Pacific Exchange, the Paris Bourse, the London Stock Exchange and the Tokyo Stock Exchange.

    The ML&Co. Common Stock will be, when issued, fully paid and nonassessable. Holders thereof have no preemptive rights to subscribe for any additional securities which may be issued by the Company. The rights of holders of ML&Co. Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that has been issued and may be issued in the future. As of July 15, 1998, 17,000,000 Depositary Shares, each representing a one-four-hundredth interest in a share of 9% Cumulative Preferred Stock, Series A, were outstanding. The Board of Directors of the Company may cause additional shares of ML&Co. Common Stock or Preferred Stock to be issued to obtain additional financing, in connection with acquisitions, to officers, directors and employees of the Company and its subsidiaries pursuant to benefit plans or otherwise and for other proper corporate purposes.

    The Company is the principal transfer agent for the ML&Co. Common Stock.

    Because the Company is a holding company, its rights and the rights of holders of its securities, including the holders of ML&Co. Common Stock, to participate in the distribution of assets of any subsidiary of the Company upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and preferred stockholders, except to the extent the Company may itself be a creditor with recognized claims against such subsidiary or a holder of preferred stock of such subsidiary.

DIVIDENDS

    The Company may pay dividends on the ML&Co. Common Stock out of funds legally available therefor as, if and when declared by the Board of Directors of the Company (or a duly authorized committee thereof).

    As of the date hereof, subsidiaries of the Company have issued $1.725 billion of perpetual Trust Originated Preferred Securities(Service Mark). In connection with the issuance of such Trust Originated Preferred Securities(Service Mark), the Company has agreed, among other things, that if full distributions on such securities have not been paid or set apart for payment or the Company is in default of certain related guarantee obligations, the Company, with certain exceptions, will not declare or pay dividends, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to any of its capital stock, including the ML&Co. Common Stock.

LIQUIDATION RIGHTS

    Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of ML&Co. Common Stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any Preferred Stock may be entitled, all of the remaining assets of the Company.

VOTING RIGHTS

    The holders of the ML&Co. Common Stock currently possess exclusive voting rights in the Company. However, in connection with the Plan of Arrangement, the Company expects to issue to a trustee for the benefit of the holders of the Exchangeable Shares a Special Voting Share carrying voting rights equal to the number of outstanding Exchangeable Shares from time to time not owned by the Company and its affiliates. The Board of Directors of the Company may also specify voting power with respect to any Preferred Stock which may be issued in the future. Each holder of ML&Co. Common Stock is entitled to one vote per share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of stockholders generally require approval by a majority vote of outstanding shares.

    The Board of Directors of the Company is currently comprised of 14 directors, divided into three classes, the precise number of members to be fixed from time to time by the Board of Directors. The directors of the class elected at each annual election hold office for a term of three years, with the term of each class expiring at successive annual meetings of stockholders.

RIGHTS AGREEMENT

    On December 2, 1997, the Board of Directors of the Company approved and adopted the Amended and Restated Rights Agreement, which amends and restates the plan that had originally been adopted in December 1987 (the "Rights Agreement"). Under the Rights Agreement, preferred purchase rights (the "Rights") were distributed to holders of ML&Co. Common Stock. The Rights will separate from the ML&Co. Common Stock ten days following the earlier of: (a) an announcement of an acquisition by a person or group ("acquiring party") of 15% or more of the outstanding common shares of the Company; or (b) the commencement of a tender or exchange offer for 15% or more of the shares of ML&Co. Common Stock outstanding. The Rights are attached to each outstanding share of ML&Co. Common Stock and will attach to all subsequently issued shares, including ML&Co. Common Stock that may be delivered pursuant to this Prospectus. The Rights entitle the holder to purchase fractions of a share ("Units") of Series A Junior Preferred Stock, par value $1.00 per share (the "Series A Junior Preferred Stock") at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The Units are nonredeemable and have voting privileges and certain preferential dividend rights. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.

    If, after the Rights have separated, (i) the Company is the surviving corporation in a merger with an acquiring party, (ii) a person becomes the beneficial owner of 15% or more of the ML&Co. Common Stock, (iii) an acquiring party engages in one or more "self-dealing" transactions, or (iv) an event occurs which results in such acquiring party's ownership interest being increased by more than 1%, then each holder of a Right will have the right to purchase, upon exercise, Units of Series A Junior Preferred Stock (or, under certain circumstances, ML&Co. Common Stock, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right and, in addition, Rights held by, or transferred in certain circumstances by, an acquiring party may immediately become void. In the event that, at any time, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, or (ii) any person consolidates or merges with the Company and all or part of the ML&Co. Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to purchase, upon exercise, common stock of the acquiring party having a value equal to two times the exercise price of the Right. The Rights expire on December 2, 2007 and are redeemable at the option of a majority of the Board of Directors of the Company at $.01 per Right at any time until the tenth day following an announcement of the acquisition of 15% or more of the ML&Co. Common Stock.

    The foregoing provisions of the Rights Agreement may have the effect of delaying, deferring or preventing a change in control of the Company.

                              PLAN OF DISTRIBUTION

    The ML&Co. Common Stock covered hereby will be issued in exchange for Exchangeable Shares, and no broker, dealer or underwriter has been engaged in connection therewith.

                                    RESALES

    If set forth in an applicable Prospectus Supplement, this Prospectus may be used in connection with resales or redistributions of ML&Co. Common Stock by a selling stockholder. The selling stockholder may be a person or persons deemed "affiliates" (each such person, or such persons, pledgees, transferees or other successors in interest, a "Selling Stockholder") of Midland Walwyn under the Securities Act of 1933, as amended (the "Securities Act") who acquired the ML&Co. Common Stock from the Company or an affiliate of the Company. Such a resale or redistribution may be effected directly or indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on the NYSE, in the over-the-counter market, on any other securities exchange on which shares of ML&Co. Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such a resale or redistribution also may be effected through a block trade (which may involve cross trades) in which the broker or dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; ordinary brokerage transactions and transactions in which the broker solicits purchasers; an offering at other than a fixed price on or through the facilities of the NYSE or to or through a market maker otherwise than on the NYSE; pledges to lenders as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure thereunder; and any other legally available means. In connection with resales or redistributions of ML&Co. Common Stock or otherwise, a Selling Shareholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of the ML&Co. Common Stock in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell the ML&Co. Common Stock short and redeliver shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with brokers, dealers or other financial institutions which require the delivery to such broker, dealer or other financial institution of ML&Co. Common Stock covered hereby which ML&Co. Common Stock may be resold by such broker, dealer or other financial institution pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time. The broker-dealers participating in such a resale or redistribution may be deemed "underwriters" within the meaning of the Securities Act, and any profit on the sale of the shares of ML&Co. Common Stock and any commissions received by any such broker-dealers may be regarded as underwriting commissions under the Securities Act. The shares of ML&Co. Common Stock may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

    The Company will pay all expenses in connection with the registration of the ML&Co. Common Stock. The Selling Stockholder will pay any brokerage or underwriting commissions and taxes of any kind (including, without limitation, transfer taxes).

    In connection with resales and redistributions, the following information will, to the extent then required, be provided in the applicable Prospectus
Supplement: the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular sale or distribution.

                                    EXPERTS

    The consolidated financial statements and related financial statement schedules of the Company and its subsidiaries included in the Company's 1997 Annual Report on Form 10-K, and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference herein. The Selected Financial Data under the captions "Operating Results", "Financial Position" and "Common Share Data" for each of the five years in the period ended December 26, 1997 included in the 1997 Annual Report to Stockholders of the Company, and incorporated by reference herein, has been derived from consolidated financial statements audited by Deloitte & Touche LLP, as set forth in their reports incorporated by reference herein. Such consolidated financial statements and related financial statement schedules, and such Selected Financial Data incorporated by reference in this Prospectus and the Registration Statement of which this Prospectus is a part, have been incorporated herein by reference in reliance upon such reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

    With respect to unaudited interim financial information for the periods included in the Quarterly Report on Form 10-Q which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in such Quarterly Report on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                        VALIDITY OF ML&CO. COMMON STOCK

    The validity of the ML&Co. Common Stock offered hereby is being passed upon for the Company by Brown & Wood LLP, New York, New York.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Merrill Lynch & Co., Inc. ................................................    3
Use of Proceeds...........................................................    3
Market Prices and Dividend Policy.........................................    4
The Exchangeable Shares...................................................    4
Description of ML&Co. Common Stock........................................    5
Plan of Distribution......................................................    7
Resales...................................................................    7
Experts...................................................................    8
Validity of ML&Co. Common Stock...........................................    8

                                     [LOGO]

                           MERRILL LYNCH & CO., INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 JULY   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

Registration Fee..................................................................  $ 289,183
Fees and Expenses of Counsel......................................................     30,000
Fees and Expenses of Accountants..................................................      7,700
Printing and Engraving............................................................     30,000
Stock Exchange Listing Fees.......................................................    101,600
Miscellaneous.....................................................................     41,517
                                                                                    ---------
  Total...........................................................................  $ 500,000
                                                                                    ---------
                                                                                    ---------

------------------------

(1) All amounts, other than the registration fee, are estimated and are subject to future contingencies.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the full extent authorized or permitted law.

    The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with all of its directors providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed herewith or incorporated herein by reference.

   EXHIBIT
   NUMBER                                                    DESCRIPTION
-------------  -------------------------------------------------------------------------------------------------------

        4.1    Restated Certificate of Incorporation of Registrant, dated April 28, 1998. (1)

        4.2    Amended and Restated Bylaws of Registrant, effective as of April 15, 1997. (2)

        4.3    Amended and Restated Rights Agreement, dated as of December 2, 1997 between the Registrant and
               ChaseMellon Shareholder Services, L.L.C. (3)

        4.4    Form of certificate representing Common Stock. (4)

         5*    Opinion of Brown & Wood LLP as to the legality of the Registrant's Common Stock being registered hereby.

      23.1*    Consent of Brown & Wood LLP with respect to the legality of securities being registered (contained in
               Exhibit 5).

      23.2*    Consent of Deloitte & Touche LLP, independent auditors with respect to financial statements of the
               Registrant.

      24.1*    Power of Attorney (included on page II-4)

------------------------

*   Filed herewith.

(1) Incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 27, 1998.

(2) Incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997.

(3) Incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated December 2, 1997.

(4) Incorporated by reference to Exhibit 4 (uuuu) to the Registrant's Registration Statement on Form S-3 (File No. 333-44173).

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference into the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York on the 16th day of July, 1998.

                                MERRILL LYNCH & CO., INC.

                                BY:            /S/ DAVID H. KOMANSKY
                                     -----------------------------------------
                                                 David H. Komansky
                                      (CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                               OFFICER AND DIRECTOR)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Komansky, Herbert M. Allison, Jr. E. Stanley O'Neal and Stephen L. Hammerman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of the, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 16th day of July, 1998.

          SIGNATURE                        TITLE
------------------------------  ---------------------------

    /s/ DAVID H. KOMANSKY       Chairman of the Board,
------------------------------    Chief Executive Officer
     (David H. Komansky)          and Director

 /s/ HERBERT M. ALLISON, JR.    President, Chief Operating
------------------------------    Officer and Director
  (Herbert M. Allison, Jr.)

                                Executive Vice President
    /s/ E. STANLEY O'NEAL         and Chief Financial
------------------------------    Officer (Principal
     (E. Stanley O'Neal)          Financial Officer)

  /s/ MICHAEL J. CASTELLANO     Senior Vice President and
------------------------------    Controller (Principal
   (Michael J. Castellano)        Accounting Officer)

        /s/ W.H. CLARK          Director
------------------------------
         (W.H. Clark)

      /s/ JILL K. CONWAY        Director
------------------------------
       (Jill K. Conway)

          SIGNATURE                         TITLE
------------------------------   ---------------------------

   /s/ STEPHEN L. HAMMERMAN               Director
------------------------------
    (Stephen L. Hammerman)

  /s/ EARLE H. HARBISON, JR.              Director
------------------------------
   (Earle H. Harbison, Jr.)

     /s/ GEORGE B. HARVEY                 Director
------------------------------
      (George B. Harvey)

    /s/ WILLIAM R. HOOVER                 Director
------------------------------
     (William R. Hoover)

    /s/ ROBERT P. LUCIANO                 Director
------------------------------
     (Robert P. Luciano)

   /s/ DAVID K. NEWBIGGING                Director
------------------------------
    (David K. Newbigging)

     /s/ AULANA L. PETERS                 Director
------------------------------
      (Aulana L. Peters)

   /s/ JOHN J. PHELAN, JR.                Director
------------------------------
    (John J. Phelan, Jr.)

     /s/ JOHN L. STEFFENS                 Director
------------------------------
      (John L. Steffens)

     /s/ WILLIAM L. WEISS                 Director
------------------------------
      (William L. Weiss)

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                                                DESCRIPTION
-------------  ------------------------------------------------------------------------------------------------

        4.1    Restated Certificate of Incorporation of Registrant, dated April 28, 1998. (1)

        4.2    Amended and Restated Bylaws of Registrant, effective as of April 15, 1997. (2)

        4.3    Amended and Restated Preferred Shares Rights Agreement, dated as of December 2, 1997 between the
               Registrant and ChaseMellon Shareholder Services, L.L.C. (3)

        4.4    Form of certificate representing Common Stock. (4)

         5*    Opinion of Brown & Wood LLP as to the legality of the Registrant's Common Stock being registered hereby.

      23.1*    Consent of Brown & Wood LLP with respect to the legality of securities being registered
               (contained in Exhibit 5).

      23.2*    Consent of Deloitte & Touche LLP, independent auditors with respect to financial statements of the Registrant.

      24.1*    Power of Attorney (included on page II-4)

------------------------

*   Filed herewith.

(1) Incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 27, 1998.

(2) Incorporated by reference to Exhibit 3(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 28, 1997.

(3) Incorporated by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated December 2, 1997.

(4) Incorporated by reference to Exhibit 4 (uuuu) to the Registrant's Registration Statement on Form S-3 (File No. 333-44173).